Exhibit 10.5.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 13, 2018, between Imperial Finance & Trading, LLC. (“Imperial” or the “Company”) and Miriam Martinez (“Executive”).
WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Employment and Term. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and conditions as set forth in this Agreement for the period beginning on the date of this Agreement (the “Commencement Date”). The term of this Agreement shall begin on the Commencing Date and end on the first anniversary of the Commencement Date (the “Term”); provided, however, that the Term shall automatically be extended for successive one-year periods from year to year, and such extended period shall become the Term, unless (a) the Company or the Executive provide written notice that is received by the other party no fewer than sixty (60) days’ before the expiration of the Term then in effect or (b) Executive’s employment is terminated under any of the provisions of section 4 of this Agreement.
2.    Duties.
(a)    During the term of this Agreement, Executive shall serve as Senior Vice President and Chief Financial Officer of the Company and, consistent with that title and role, shall have the executive-level duties, responsibilities and authority as are designated by the Board of Directors of the Company (the “Board”) as well any other duties consistent with the title of Chief Financial Officer (subject in all cases to Board oversight and direction).
(b)    Executive shall devote Executive’s full business time, skill, energy and attention to the business and affairs of the Company whether currently existing or hereafter acquired or formed. Executive shall (i) perform Executive’s duties and responsibilities hereunder faithfully and to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and in accordance with the Company’s policies and applicable law, (ii) use Executive’s best efforts to promote the success of the Company, (iii) not to take any action, or cause any action to be taken, that is inconsistent with Executive’s duties to the Company or opposed to its best interests, (iv) not

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become an officer, director, employee or consultant of any business other than that of the Company or its Affiliates and (v) cooperate fully with the Board in the advancement of the best interests of the Company; provided, however, the Executive will be permitted to (a) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, paid or unpaid, as long as such activities are disclosed in Exhibit A to this Agreement; (b) render services to or on behalf of any company or enterprise disclosed in Exhibit A; and (c) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this section 2. A list of Executive’s outside involvements and activities are set forth on Exhibit A, including, without limitation, (i) participations in trade associations, (ii) consulting arrangements or any other business activities, (iii) directorships and (iv) any other similar involvements or activities. Executive’s involvement or participation in any outside activities not listed on Exhibit A shall require the prior approval of the Board, which approval shall not be unreasonably withheld.
3.    Base Salary, Bonus and Benefits.
(a)    Base Salary. Executive’s annual base salary shall be $275,000 (the “Base Salary”), which is payable in regular installments in accordance with the Company’s regular payroll practices and subject to all statutory tax deductions and authorized withholdings payroll practices, and shall be subject to customary withholding and other appropriate deductions. The Base Salary shall be reviewed by the Board and may be increased, but not decreased, from time to time during the Term.
(b)    Bonus. With respect to each fiscal year during the Term, Executive shall be eligible to receive an annual bonus if, in the reasonable view of the Board, the Company achieves or exceeds targeted performance goals as may be established by the Board from time to time, or based upon any other good-faith evaluation performed by the Board pursuant to any Bonus arrangements. The Bonus for each fiscal year during the Term, if any, shall be payable to the Executive within two and one-half months following the fiscal year to which the Bonus relates. Except as otherwise set forth in Section 5, the Executive must be employed with the company, and not have given notice of resignation, as of the last day of the fiscal year to which the Bonus relates in order to receive a Bonus.
(c)    Benefits. Subject to all applicable eligibility criteria, Executive shall be entitled to participate in any and all of the Company’s employee benefit programs for which executives of the Company or employees of the Company of comparable level to Executive are generally eligible. Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by, or be violative of, this Agreement.
(d)    Vacation. Executive shall be entitled to five (5) weeks’ paid vacation during each calendar year pursuant to the Company’s PTO policy. Accrued but unused PTO shall not be

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payable upon Executive’s separation from the Company for any reason. Executive shall also be entitled to customary paid holidays and other paid leave as may be set forth in the Company’s policies.
(e)    Expenses. The Company shall reimburse Executive for reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with, and subject to, the Company’s regular policies in effect from time to time regarding reimbursement of expenses and the documentation required in connection therewith. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of section 409A of the U.S. Internal Revenue Code, as amended (the “Code”), (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Reimbursement of expenses referred to in section 105(b) of the Code shall not fail to meet the requirement of this section solely because such reimbursements may provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which such reimbursement arrangements remain in effect.
(f)    Source of Payments. All payments to be made to Executive under this Agreement shall be paid from the Company’s general funds. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither this Agreement nor any action taken hereunder shall be construed to create a trust of any kind. To the extent that Executive has any right to receive payments from the Company under this Agreement, that right shall be no greater than the right of any unsecured creditor of the Company.
(g)    Aggregate Consideration. For the avoidance of doubt, all payments made to Executive hereunder shall constitute the aggregate consideration payable to Executive by the Company or its Affiliates with respect to the subject matter hereof. “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
4.    Termination of Employment. This Agreement and the Executive’s employment and rights to compensation and benefits hereunder are subject to termination by either the Company or the Executive at any time as follows (the date when the employment of the Executive ceases shall be the “Termination Date”):
(a)    Death. Automatically, effective upon Executive’s death.
(b)    Disability. By the Company, effective upon written notice to the Executive in the event of Executive’s Disability. For purposes of this Agreement, Executive will be deemed

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to have a “Disability” if, for physical or mental reasons, Executive is unable to perform his duties under this Agreement for 90 consecutive days, or 180 calendar days during any 12-month period, unless a longer period is required by law. The Executive’s Disability will be determined by a medical doctor selected by the Board (other than Executive to the extent he is then serving on the Board) in its good faith judgment, subject to a second opinion at Executive’s request. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this clause, and Executive hereby authorizes the disclosure and release to the Company of such determination and any relevant medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney in fact will act in Executive’s stead for the purposes of submitting Executive to the medical examinations, and providing the authorization of disclosure, required under this clause.
(c)    Termination for “Cause.” By the Company, effective upon written notice to the Executive for Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive being convicted or entering a plea of nolo contendere for the commission of a first or second degree felony, or for the commission of any crime involving theft, fraud, dishonesty or moral turpitude, whether or not committed in the course of performing services for the Company; (ii) intentional and material act(s) by Executive of disloyalty, dishonesty, fraud or breach of fiduciary duty while this Agreement is in effect and in the performance of his duties for the Company, provided that Executive shall have been given written notice of such breach with sufficiently reasonable detail and shall have failed to cure such breach within fifteen (15) business days after receiving such written notice; (iii) Executive’s gross negligence or willful misconduct in connection with the performance of Executive’s duties hereunder, provided that Executive shall have been given written notice of such breach with sufficiently reasonable detail and shall have failed to cure such breach within fifteen (15) business days after receiving such written notice; or (iv) Executive’s material breach of this Agreement or any material provision of the Company’s Employee Handbook or other material policy of the Company; provided, however, that Executive shall have actually received from the Company written notice of such breach with sufficiently reasonable detail and shall have failed to cure such breach within fifteen (15) business days after receiving such written notice.
(d)    Termination without Cause or for Good Reason. By the Company without Cause, or by Executive with Good Reason after Executive has complied with the Good Reason Process. For purposes of this Agreement, “Good Reason” shall mean during the term of this agreement and without Executive’s prior written consent, one of the following events has occurred (i) a material reduction in Executive’s compensation of any kind; (ii) any breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company; (iii) a material, diminution or other adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law and other than as a result of conduct that would constitute Cause); and (iv) relocation of the Company office to which Executive reports for work of fifty (50) miles or more (provided, however, that a change of the U.S. state in which the Company is domiciled will not in itself constitute Good Reason). For purposes of this Agreement, “Good Reason Process” shall mean that (A) a Good Reason event has occurred; (B) Executive notifies the Company in writing of the first occurrence of the Good Reason event within thirty (30) days of the first occurrence of such event; (C) Executive cooperates in good faith with

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the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason event; (D) notwithstanding such efforts, the Good Reason event continues to exist; and (E) Executive terminates his employment by written notice to the Company within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have existed.
(e)    In Connection with a Change in Control. By the Company, in connection with a Change in Control (as that phrase is defined in subparagraph 4(g) below.
(f)    Payments upon Termination. If Executive’s employment by the Company is terminated for any reason, then (i) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, ii) Executive shall be entitled to continue to receive her Base Salary through the date of termination, subject to withholding and any other appropriate deductions, and (ii) if the Executive has been terminated under section 4(d) above (for Good Reason), Executive shall be entitled to receive any Incentive Bonus that has been declared or awarded to Executive for a prior fiscal year but has not yet been paid by the Company, subject to withholding and other appropriate deductions. If Executive’s employment by the Company is terminated by Executive with Good Reason under section 4(d), above, in addition to the provisions of the preceding sentence, (iv) Executive shall be entitled to continue to receive her then Base Salary or $352,229, whichever is greater, for the Severance Period (as defined below) following the effective date of such termination (which shall be paid in arrears in accordance with the Company’s general payroll practices and subject to all applicable statutory deductions and authorized withholdings, and (v) the Company will continue to pay the employer’s share of healthcare premiums under any health insurance plan in which Executive is participating immediately prior to the Termination Date for the Severance Period (the benefits described in subparagraphs 4(f)(i)-(v) referred to herein as the “Accrued Benefits”). As a condition to receiving such payments relating to periods following the date of such termination, Executive must sign, deliver, and not revoke a release in the form attached hereto as Exhibit B within thirty (30) days of the date of termination of employment, such that it has become effective and enforceable as a condition to any payment pursuant to this section 4(e). “Severance Period” shall mean twelve (12) months from the Termination Date. Except as expressly provided in this section 4(e), as of the Termination Date, (i) all of Executive’s rights to Base Salary, bonuses (including the Incentive Bonus) and benefits hereunder (if any) shall cease and (ii) no other severance compensation or benefits shall be payable by the Company or any of its Affiliates.
(g)    Payments in the Event of a Change in Control. In the event that there is a Change in Control (as defined below) and Executive’s employment with the Company and its subsidiaries terminates within two (2) years following such Change in Control (i) by the Company without Cause or (ii) by Executive for Good Reason Executive will be entitled to the Accrued Benefits and, subject to the Executive's execution without revocation of a valid release agreement in attached to this Agreement as Exhibit B within forty-five (45) days following the date of termination of the Executive’s employment, beginning on the sixtieth (60th) day following such termination, the Executive shall receive the severance payments set forth in this paragraph 4(g), as follows:

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(i)	payment for accrued unused vacation days, payable in accordance with Company policy;

(ii)	a lump sum severance payment equal to two (2) times the Base Salary as of the date of such termination, payable on the sixtieth (60th) day following the Termination Date;

(iii)	a portion of the Bonus, prorated through the Termination Date that would otherwise be payable to the Executive at the same time payments are made for the fiscal year in which such termination occurs;

(iv)	the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of Executive’s termination; and,

(v)
reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of twelve (12) months following the Termination Date to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law; provided that if the Executive is eligible to receive coverage from a new employer he shall not be entitled to such reimbursement.

Notwithstanding the foregoing, the Company shall have no obligation to provide the payments or benefits set forth above in the event that Executive breaches any of the provisions of paragraph 5, below.
For the avoidance of doubt, in the event the Executive's employment is terminated in accordance with this paragraph 4(g), the Executive shall not be entitled to any payments or benefits under paragraph 4(f).
For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events: (i) any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that the acquisition of stock of the Company by any subsidiary of the Company shall not be deemed to result in a Change in Control, or any acquisition of stock of the Company that is passive (as evidenced by no change in the composition of the Board) shall not be deemed to result in a Change in Control; (ii) any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value (as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(A)) equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that the acquisition of assets of the Company by any subsidiary of the Company shall not be deemed to result in a Change in Control; (iii) a majority of members of the Company's Board of Directors on the date hereof is

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replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors of the Company's Board of Directors before the date of the appointment or election; or (iv) the liquidation or dissolution of the Company, or a partial liquidation of the Company where the net assets of the Company are reduced by 50% or more within a twelve month period as a result of sales (in each case other than a liquidation or dissolution occurring upon a merger or consolidation thereof).
Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
5.    Covenants.
(a)    So long as the Executive is employed by the Company and for a period of six (6) months thereafter (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be employed by, render services to, or consult with, whether as an officer, employee, sole proprietor, partner, member, shareholder, lender or otherwise, or be connected in any manner whatsoever with, any person that competes with, or has offered or offers any products or services substantially similar to the Business or any line of business in which the Company or any of its affiliates (i) engages in at any time during the Restricted Period, or (ii) at any time during the one-year period immediately preceding the termination of the Restricted Period, to the actual knowledge of Executive, proposes or has plans to engage in (collectively, the “Restricted Business”), in any territory, jurisdiction and region in which any of the Company or any of its affiliates, directly or indirectly, engaged or proposed or planned to engage in the Restricted Business at any time during the Restricted Period (the “Restricted Area”); provided, that nothing in this section 5(a) shall be deemed to prevent Executive from acquiring through market purchases and owning, solely as a passive investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer to the extent such shares are registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, and are listed or admitted for trading on any United States national securities exchange or are quoted on any similar system of automated dissemination of quotations of securities prices in common use, so long as Executive is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. “Business” means the business of life settlements.
(b)    Non‑Solicitation of Employees. During the Restricted Period, Executive will not, directly or indirectly, (A) solicit or assist, participate in or promote the solicitation of, any individual who is then employed by the Company or its affiliates to leave such employ or enter into any agreement to do any of the above, or (B) on behalf of himself or any other person or entity, hire, employ, or engage with or pay any fees or commissions to, any individual who is then employed by the Company or its affiliates, or who was employed by the Company or its affiliates at the time of Executive’s termination of employment with the Company or its affiliates or enter into any agreement to do any of the above or (C) assist, participate in or promote any of the above activities.
Non-Disparagement. During Executive’s employment with the Company and at all times thereafter, Executive promises not to disparage the Company and its affiliates. For purposes

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of this Agreement, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the Company and its affiliates, or any of them, has a business relationship, including any federal, state or local government agencies, which would adversely affect in any manner (a) the conduct of the business of the Company and its affiliates, or any of them, or (b) the reputation of the Company and its affiliates, or any of them.
(c)    Covenants Reasonable and Independent. Executive acknowledges and agrees that the covenants provided for in this section 5 are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect Company’s legitimate business interests, which include, among other, protecting valuable confidential business information and goodwill. All the covenants in this Agreement are intended by each party hereto to, and will, be construed as an agreement independent of any other provision in this Agreement.
(d)    “Blue‑Pencil” Provision. To the extent that any of the provisions contained in this section 5 may later be adjudicated by a court to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision’s scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this section 5 as drafted, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.
(e)    Injunctive Relief. Executive acknowledges and agrees that any breach or threatened breach of any of the provisions of this section 5 would cause the Company and its affiliates irreparable harm not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, Executive agrees that in the event of a breach or threatened breach by you of any of the provisions of this section 5, the Company, its affiliates, and/or any potentially or actually irreparably harmed third-party beneficiary of this Agreement shall, in addition to any other legal remedies available to them, be entitled to equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief, and you hereby expressly consent to any interim equitable relief in the form of a temporary restraining order or preliminary injunction. The parties agree that this Agreement may be specifically enforced.
6.    Miscellaneous.
(a)    Employee Handbook. Executive acknowledges and agrees that he has received and reviewed the Company’s Employee Handbook and that he understands, and agrees to abide by, such Employee Handbook.
(b)    Return of Company Property.  Executive shall deliver to the Company, in the event Executive ceases to be employed by the Company for any reason, or at any other time the Company may request, all equipment, files, property, confidential information, work product, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies of any of the foregoing) belonging to

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the Company or any Affiliate of the Company, which Executive may then possess or have under Executive’s control.
(c)    Cooperation. Executive will cooperate with all reasonable requests by the Company at the Company’s sole cost and expense for assistance in connection with any investigations or legal proceedings involving the Company (or any Affiliate of the Company) and related to Executive’s employment period with the Company, including by providing testimony in person in any such investigations or legal proceeding without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Executive and the Company (or any Affiliate of the Company) arising under this Agreement or any other agreement.  If such cooperation is required following the date on which Executive ceases to be an employee of the Company, then the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by the Company.
(d)    Entire Agreement; Amendments and Waivers. This Agreement (including any schedules and exhibits hereto, which are incorporated herein by reference) represents the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement can only be changed by mutual written consent of the parties. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of this Agreement or the exercise of any other right, power or remedy.
(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.
(f)    Construction. The parties hereto agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
(g)    Binding Effect; Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement shall not be assigned by any party, and no party’s obligations hereunder, or any of them, shall be delegated, without the consent of the other parties; provided that the Company may collaterally assign this Agreement to any lender of the Company or any of its Affiliates or otherwise assign its rights and delegate its duties hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their

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respective successors and permitted assigns. There shall be no third party beneficiaries of this Agreement except as expressly provided herein.
(h)    Representation by Executive. Executive represents and warrants to the Company that he is not (and that he shall not become prior to the termination of this Agreement) a party to any agreement containing a non-competition provision or other restriction with respect to (i) the nature of any services or business that he is entitled or required to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information that directly or indirectly relates to the nature of the business of the Company or the services to be rendered by Executive under this Agreement. Executive further represents and warrants that the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound. Executive agrees not to enter into any agreement that would be inconsistent with any of the terms or conditions of this Agreement.
(i)    Attorney Review. Executive warrants and represents that Executive in executing his Agreement has had the opportunity to rely on legal advice from an attorney of Executive’s choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Executive by an attorney and that Executive fully understands the terms of this Agreement.
(j)    Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. Subject to any applicable arbitration requirements, each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction located in the state of Florida in any action or proceeding arising out of or relating to this agreement and hereby irrevocably agrees, on behalf of itself and on behalf of such party’s successors and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.
(k)    Section 409A Compliance. It is the intention of both the Company and Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“section 409A”), to the extent that the requirements of section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with section 409A (with the most limited possible economic effect on the Executive and on the Company). If and to the extent required to comply with section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within

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the meaning of section 409A. For purposes of applying the provisions of section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of section 409A.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Imperial Finance & Trading, LLC.

By: _/s/ Patrick J. Curry____________________________

Its: Chairman and CEO

Miriam Martinez
By:_/s/ Miriam Martinez_____________________________

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EXHIBIT A

Outside Activities

None

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Exhibit B

[FORM OF RELEASE OF CLAIMS
FOR “GOOD REASON” TERMINATION]

[Emergent Letterhead]

[DATE]

This agreement (the “Agreement and Release”) confirms our agreement with regard to the separation of your employment with (“the Company”) effective [DATE] (the “Termination Date”). Our complete understanding and agreement with respect to your separation from the Company is set forth below.
1.Unconditional Payments. Your total unconditional compensation, payments and benefits from the Company shall be as follows:
(a)    You will receive your final pay through the Termination Date, less applicable statutory deductions and authorized withholdings.
(b)    You will be paid for all accrued but unused paid time off as of the Termination Date, less applicable statutory deductions and authorized withholdings.
(c)    You will receive, under separate cover, information about your rights to elect medical and dental insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
Nothing in this Agreement and Release is intended to impair any of the rights described in this paragraph 1, to which you are unconditionally entitled.
2.Further, if you sign this Agreement and do not revoke your acceptance of this Agreement under section 14 below, you will receive (collectively referred to as the “Separation Benefits”):
(a)    Any Incentive Bonus, as that phrase is defined in that certain Executive Employment Agreement between you and the Company dated [DATE] (the “Employment Agreement), that has been declared or awarded to you for a prior fiscal year but has not yet been paid by the Company, less statutory deductions and authorized withholdings;
(b)    Base Salary for the Severance Period, as that phrase is defined in the Employment Agreement, less statutory deductions and authorized withholdings; and

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(c)    the Company’s share of healthcare premiums under any health insurance plan in which you are participating immediately prior to the Termination Date for the Severance Period, should you elect to continue insurance coverage under COBRA.
(d)    The payments under sections 2(a) and 2(b) above will be subject to all applicable statutory deductions and authorized withholdings and will be reported to you on an IRS Form W-2.
3.No Additional Benefits. Other than as set forth in this Agreement and Release, you expressly acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company and the Releases (as that term is defined in paragraph 5(b) below) and that no representations or promises to the contrary have been made to you.
4.Unemployment. The Company will not object to any lawful application by you to receive unemployment benefits on or following the Termination Date.
5.Release of Claims.
(a)    As a condition of the Company’s willingness to enter into this Agreement and Release, and in consideration for the Separation Benefits and the agreements of the Company contained in this Agreement and Release, you, with the intention of binding yourself, your heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “Releasors”), hereby release, waive and forever discharge the Company and the Releasees from, and hereby acknowledge full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Company and the Releasees up to and including the date of the execution of this Agreement and Release.
Without limiting the generality of the foregoing, the Releasors hereby release and forever discharge the Company and the Releasees from:

i.	any and all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment;

ii.
any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age

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Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act; the Rehabilitation Act; the; the Equal Pay Act; the Fair Credit Reporting Act, the Florida Civil Rights Act, the Florida Labor Code and the Florida Constitution, as such laws have been or may be amended;

iii.
any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this paragraph 5 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

iv.
any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

v.	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.
By entering into this Agreement and Release, you represent and agree that the failure of this Agreement and Release to specifically identify or enumerate above any statute or common law theory under which you release claims is not intended by you or the Company to limit, diminish or impair in any way your intended and actual release all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Releasees.
(b)For purposes of this Agreement and Release, the term “the Company and the Releasees” includes Imperial Finance and Trading , Inc. and its parents, subsidiaries, predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future owners, partners, employees, representatives and agents, whether acting as agents or in their individual capacities, and this Agreement and Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
(c)It is understood that this release does not serve to waive any rights or claims that, pursuant to law, cannot be waived or subject to a release, including without limitation: (a) claims for unemployment or workers’ compensation

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benefits; (b) rights to vested benefits under any applicable welfare, retirement and/or pension plans; (c) rights to defense and indemnification, if any, from the Company for actions taken by you in the course and scope of her employment with the Company; (d) claims, actions, or rights arising under or to enforce the terms of this Agreement; and/or (e) the right to file a charge with an administrative agency or participate in an agency investigation; provided, however, that you hereby waive your right to recover any money in connection with such charge or investigation; or (f) your right pursuant to the OWBPA to seek a judicial determination of the validity of the Agreement’s waiver of claims under the ADEA. Further, nothing herein prohibits you from making any report or disclosure that is protected under the whistleblower provisions the Sarbanes-Oxley Act or similar federal law or regulation.
6.Separation from Employment. By entering into this Agreement and Release, you acknowledge and agree that your employment with the Company has been permanently and irrevocably severed. You agree that the Company shall not have any obligation at any time in the future to reemploy you, or enter into any other business arrangement of any kind with you. You further agree that if you do seek reemployment or any other business arrangement with the Company under which you would receive compensation for services performed by you, a rejection by the Company of your application or inquiry will not constitute a violation of this Agreement and Release or a violation of law in any manner whatsoever.
7.Company Property, Information and Confidentiality.
a.    You agree to return to the Company, on or before the Termination Date, any cell phone, office keys, credit and telephone cards, ID and access cards, etc., and any and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company, or containing confidential or proprietary information concerning the Company, and its partners, employees, consultants, clients, benefactors or operations. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this paragraph 7(a), and that you will not be entitled to receive the Separation Benefits unless and until all such documents and materials are returned to the Company.
b.    You acknowledge that, while employed by the Company, you had access to and possessed information and materials that are not publicly available, including, without limitation, information and materials concerning the Company’s and its owner’s proprietary information, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, technology, budgets, business plans, customer or supplier lists, research or financial, purchasing, planning, employment or personnel data or information business and technical information, marketing plans, research, designs, customer information, plans, methods, techniques,

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processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically or graphically or in writing (“Confidential Information”). Accordingly, you agree never to use or disclose Confidential Information before it has become publicly known, through no fault of your own, unless required by law. You also agree that, if you are ever asked to disclose any Confidential Information pursuant to legal process or otherwise, you will immediately contact the Company’s General Counsel or Assistant General Counsel to seek the Company’s express written consent to such disclosure prior to such disclosure.
c.    You acknowledge and agree that any breach or threatened breach of any of the provisions of this paragraph 7 would cause the Company and the Releasees irreparable harm not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, you agree that in the event of a breach or threatened breach by you of any of the provisions of this paragraph 7, the Company and the Releasees (and any potentially or actually irreparably harmed third-party beneficiaries) shall, in addition to any other legal remedies available to them, be entitled to (a) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief and (b) liquidated damages in an amount equal to the value of the Separation Benefits. The parties agree that this Agreement and Release may be specifically enforced, and may be used as evidence in a proceeding in which either of the parties alleges a breach of this Agreement and Release.
8.Intellectual Property.
a.    You agree that, at any time following the Termination Date, you do not have and will not claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and will not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever your involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by you. You further recognize and agree that the Company now has and will hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all your work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any work created by you is not a work for hire under the copyright laws of the United States, then you hereby assign to the Company all rights, title and interests in each such work (including, but not limited to, copyrights rights). You agree that you will cooperate fully with the Company at all times following the Termination Date in the securing of any trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and will give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. You hereby irrevocably appoint the Company as your attorney-in-fact (with a power coupled with an interest) to execute any and all documents which may be necessary or appropriate in the security of such rights, including but not limited to, any copyright in your work.

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b.    The fact that any work subject to copyright or patent protection under any applicable law created by you outside of the Company’s facilities or other than during your working hours with the Company does not diminish the Company’s rights with respect to such works. You agree to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 8 upon demand by the Company.
c.    The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.
9.Confidentiality of Agreement. You agree that, except as hereinafter provided, you will keep the terms, conditions and existence of this Agreement and Release in strict confidence and shall not disclose them to anyone except: (a) as may be reasonably necessary to enforce this Agreement and Release; (b) to you attorneys and bona fide tax advisors (provided that they agree to abide by the provisions of this Agreement and Release); (c) to your spouse, if any (provided that he or she agrees to abide by the provisions of this Agreement and Release); or, (d) pursuant to compulsory legal process or a court order. There shall be no other disclosure by you except upon and to the extent of prior written permission from the Company’s Chief Executive Officer.
10.Nondisparagement and Employment References.
a.You agree that you will not disparage or encourage or induce others to disparage the Company and the Releasees. For the purpose of this Agreement, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the Company and the Releasees, or any of them, has a business relationship, including any federal, state or local government agencies, which would adversely affect in any manner (a) the conduct of the business of the Company and the Releasees or (b) the reputation of the Company and the Releasees. The foregoing does not apply to pleadings, allegations, or other statements made in connection with a claim which is not being released by this Agreement.
b.The Company will refer any requests from a prospective employer for employment verification or a reference regarding you to its Human Resources Department, which will respond by (i) confirming the positions you held while employed by the Company and (ii) verifying the dates of your employment with the Company. The Company may also verify your rate of compensation while employed by the Company and state that it is the Company’s policy not to provide additional information regarding its former employees.
11.Consultation on Behalf of Company. You agree that, upon request, you will cooperate and consult with the Company and the Releasees with respect to any inquiries or other matters

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involving them, including pending or threatened transactions, litigation, administrative proceedings or arbitration, (a) in which you were involved, (b) concerning which you have personal knowledge, or (c) that relate to or arise out of your employment with the Company and your responsibilities with respect to the Company and the Releasees, or any of them. Such cooperation and consultation will include, without limitation, appearance or attendance at any meetings or proceedings relating to any such inquiries, matters or proceedings (provided, however, that the Company will pay your reasonable travel expenses for such appearance or attendance), making yourself available for the purpose of answering interrogatories, being deposed, testifying at trial or otherwise, and preparing and signing affidavits.
12.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement, if any, shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by me on account of non-compliance with Section 409A.
13.Severability. If at any time after the date of the execution of this Agreement and Release any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release, provided, however, that if paragraph 5(a) is held to be illegal, void or unenforceable in whole or in part, you agree to promptly execute a valid general release and waiver in favor of the Company and the Releasees.
14.Voluntary Agreement.
c.You acknowledge that: before signing this Agreement and Release, you were given at least twenty-one (21) days in which to review and consider it; you have, in fact, carefully reviewed this Agreement and Release; and that you are entering into it voluntarily and of your own free will. Further, you acknowledge that the Company encouraged you in writing to show and discuss this Agreement and Release with legal counsel before signing it, and that to the extent you wished to do so, you have done so. By signing this Agreement and Release, you acknowledge that,

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if you executed this Agreement and Release before the end of the 21-day period, such early execution was completely voluntary, and you had reasonable and ample time in which to review this Agreement and Release.
d.You agree that, for a period of seven (7) days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing delivered by certified mail, return receipt requested, to the Company’s Human Resources Director, at [ADDRESS]. This Agreement and Release will not become fully effective and enforceable until after the expiration of the seven-day revocation period (the day on which such period expires being the “Effective Date”).
e.You understand that the expiration of the seven (7) day period after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release, and, therefore, that it is fully effective and enforceable.
15.No Admission. You understand and agree that the making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Company and the Releasees, or any person now or previously employed by or associated with the Company and the Releasees, have violated any federal, state or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever against you. In addition to the confidentiality provisions set forth in paragraph 9 above, and not by way of limitation thereof, this Agreement and Release shall be deemed to fall within the protection afforded to settlements, compromises and offers to compromise by applicable law.
16.Complete Agreement. This Agreement and Release represents the complete understanding between you and the Company concerning the subject matter of this Agreement and Release, and no other promises or agreements concerning the subject matter of this Agreement and Release shall be binding unless reduced to writing and signed by you and the Company; provided, however, that sections 4(d), 4(e), 5, 6(b) and 6(c) of the Employment Agreement shall remain in full force and effect. You and the Company agree that this Agreement and Release supersedes any prior agreements or understandings of the parties, whether oral or written, concerning the subject matter of this Agreement and Release.
17.Drafting. Should any provision of this Agreement and Release require interpretation or construction, it is agreed by you and the Company that the person interpreting or construing this Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
18.Successors and Assigns. This Agreement and Release is binding upon, and shall inure to the benefit of, the Company and the Releasees, and its and their respective heirs, executors, administrators, successors and assigns.

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19.    Governing Law. This Agreement and Release is governed by the laws of the State of Florida, regardless of your work location or place of residence at any time during your employment by the Company and irrespective of the principles of conflicts of law. You and the Company hereby agree that any action to enforce or interpret this agreement shall be brought in a federal or state court of competent jurisdiction in Florida, and you hereby irrevocably consent to the jurisdiction of such court.
If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating below.
Sincerely,
EMERGENT CAPITAL, INC.

By:
[NAME]
[TITLE]

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A GENERAL RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.
I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

Date:
[EMPLOYEE NAME]

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